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EXHIBIT 11

                          TRANSCEND THERAPEUTICS, INC.
                        COMPUTATION OF EARNINGS PER SHARE

                                                            Period ended Sept. 30, 1997
                                                       ---------------------------------------
                                                        Nine Mos.                   Three Mos.
                                                       ---------------------------------------
Common stock outstanding beginning of period              779,381                      791,806
Weighted average common stock issued during
the period                                                611,015                    1,800,000
Weighted average common stock issued from
conversion of preferred stock to common stock,
net                                                     3,122,167                    3,122,167
                                                       ---------------------------------------
Weighted average common shares outstanding              4,512,563                    5,713,973
                                                       =======================================
Net income (loss)                                      $  179,929                  $(1,258,599)
Accretion of Redeemable Non-convertible
Preferred Stock                                          (178,000)                     (59,333)
                                                       ---------------------------------------
Net income (loss) to common stockholders               $    1,929                  $(1,317,932)
                                                       ---------------------------------------
Net income (loss) per common share                     $     0.00                  $     (0.23)



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